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                                                                    EXHIBIT 10.3


                               MUTUAL SAVINGS BANK

                          EXECUTIVE EXCESS BENEFIT PLAN













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                               MUTUAL SAVINGS BANK

                          EXECUTIVE EXCESS BENEFIT PLAN


                                TABLE OF CONTENTS



                                                         Page
                                                         ----

Preamble

1.         Purpose                                        1

2.         Participation                                  1

3.         Benefits Upon Retirement                       1

4.         Pre-Retirement Death Benefits                  1

5.         Form of Payment                                2

6.         General Creditor Status                        3

7.         Nonassignment                                  3

8.         Government Regulations                         3

9.         Taxes                                          3

10.        No Right to Continued Employment               3

11.        Termination of Modification of Plan            4

12.        Claims Procedure                               4

13.        Review Procedure                               4

14.        Legal Fees and Expenses                        5



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                                                                    EXHIBIT 10.3

                               MUTUAL SAVINGS BANK

                          EXECUTIVE EXCESS BENEFIT PLAN



Preamble

     The Mutual Savings Bank Executive Excess Benefit Plan is hereby amended effective as of March 1, 1993 to read as follows:

1. Purpose. The Executive Excess Benefit Plan (the "Excess Plan") is maintained by Mutual Savings Bank ("Mutual") for the purpose of providing retiree benefits for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. The objective of the Plan is to provide an incentive for key employees to remain in the service of Mutual by providing them with an increased retirement benefit.

2. Participation. The term "Participant" as used herein refers to any employee of Mutual who shall have been designated by the Board of Directors of Mutual to be eligible as a Participant under the Excess Plan in accordance with the provisions hereof. Once an employee has been designated as a Participant, the Participant shall continue to earn benefits until his/her termination of employment.

3. Benefits Upon Retirement. Upon the retirement or other termination of a Participant as an employee of Mutual, and/or its affiliates, such Participant shall be entitled to receive a monthly benefit equal to the excess of (a) over (b), if any, where:

     (a) equals the Participant's accrued pension as would be computed as of the date of determination under the provisions of the Mutual Savings Bank Pension Plan, as the same may be amended from time to time, (the "Pension Plan") if there were no ceiling on compensation taken into account for purposes of the Pension Plan due to the requirements of IRC Section 401(a)(17) and if there were no limitation on benefits under the Pension Plan due to the requirements of IRC Section 415, and

     (b) equals the Participant's accrued pension, as of the date of determination, under the provisions of the Pension Plan.

4. Pre-Retirement Death Benefits. Provided that a Participant is entitled to a monthly pre-retirement death benefit under

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     the Pension Plan, the Participant's beneficiary designated under the
     Pension Plan shall be entitled to a death benefit under this Excess Plan if the Participant dies prior to commencement of benefits hereunder. The amount of such monthly pre-retirement death benefit shall equal the excess of (a) over (b), if any, where:

     (a) equals the pre-retirement death benefit, as would be computed as of the date of determination under the provisions of the Pension Plan if there were no ceiling on compensation taken into account for purposes of the Pension Plan due to the requirements of IRC Section 401(a)(17) and if there were no limitation on benefits under the Pension Plan due to the requirements of IRC Section 415, and

     (b) equals the pre-retirement death benefit, as of the date of determination, under the provisions of the Pension Plan.

5. Form of Payment. The pension to the Participant under this Excess Plan shall commence on the first of the month following the later of the Participant's 65th birthday or termination of employment. However, if the Participant terminates employment prior to age 65, his pension shall commence on the first of the month following his 65th birthday or at such earlier date following his termination of employment as is requested by the Participant and to which the Board of Directors of Mutual, in its discretion, agrees. If such earlier commencement is agreed to, such pension shall be subject to the same actuarial reductions for early payment as apply under the Pension Plan. The pension of the Participant hereunder shall be paid in the normal form applicable to the Participant under the terms of the Pension Plan; provided, however, if the Participant requests that payment be made in an alternative form available under the Pension Plan and the Board of Directors of Mutual, in its discretion, agrees, then the pension of the Participant hereunder shall be paid in such alternative form. If such alternative form of pension is paid, the amount of such alternative form of pension shall be calculated using the same actuarial equivalency factors in effect for the Participant under the Pension Plan. If the optional form of pension requested involves continued payment to a contingent annuitant following the death of the Participant, such payments shall be made to the contingent annuitant designated by the Participant at the time he requests such alternative form of payment in the amount and for the duration applicable under the form of payment requested.

          If the Participant dies prior to commencement of receipt of payments hereunder so that a Pre-Retirement Death Benefit is payable to the Participant's beneficiary as described in paragraph 4 above, such Pre-Retirement

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     Death Benefit shall commence on the first of the month following the later of the Participant's 65th birthday or termination of employment. However, if the Participant dies prior to age 65, the Pre-Retirement Death Benefit shall commence on the first of the month following his 65th birthday or at such earlier date following his death as is requested by the Participant and to which the Board of Directors of Mutual, in its discretion, agrees. If such earlier commencement is agreed to, such Pre-Retirement Death Benefit shall be subject to the same actuarial reductions, if any, as apply under the Pension Plan.

6. General Creditor Status. Nothing contained in this Excess Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a funded obligation of any kind, or fiduciary relationship between Mutual and Participant, his/her designated beneficiary or any other person. Any funds which may be invested or assets which may be acquired by Mutual relating to this Excess Plan shall continue for all purposes to be a part of the general funds of Mutual and no person other than Mutual shall by virtue of the provisions of this Excess Plan have any interest in such funds or assets. To the extent that any person acquires a right to receive payment from Mutual under this Excess Plan, such right shall be no greater than the right of any unsecured general creditor of Mutual.

7. Nonassignment. No benefit(s) under the Excess Plan, nor any other interest hereunder of any Participant or beneficiary shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind.

8. Government Regulations. It is intended that the Excess Plan will comply with all applicable laws and governmental regulations, and Mutual shall not be obligated to perform an obligation hereunder in any case where, in the opinion of Mutual's legal counsel, such performance would result in violation of any law or regulation.

9. Taxes. To the extent required by the law in effect at the time payments are made, Mutual shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder.

10. No Right to Continued Employment. Participation in this Excess Plan, or any modifications thereof, or the payment of any benefit hereunder, shall not be construed as giving to the Participant any right to be retained in the service of Mutual, limiting in any way the right of Mutual to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that Mutual will employ the Participant in any particular position or at any particular rate of

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     compensation and/or guaranteeing the Participant any right to receive a salary increase or bonus in any year, such increase being granted only at the sole discretion of the Board of Directors of Mutual.

11. Termination or Modification of Plan. The Board of Directors of Mutual shall have the right to terminate or modify the Excess Plan or the payments made to any persons under the Excess Plan at any time and from time to time; provided, however, that such termination shall not affect the benefit(s) of any Participant.

12. Claims Procedure. If the Participant or the Participant's beneficiary (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Excess Plan for any reason, he or she may file a claim with the Compensation Committee of the Board of Directors of Mutual. The Compensation Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Compensation Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the Compensation Committee's decision shall be in writing, sent by mail to Claimant's last known address, and, a denial of the claim, must contain the following information:

          (a)  the specific reasons for the denial;

          (b) specific reference to pertinent provisions of the Excess Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

13. Review Procedure. A Claimant is entitled to request a review of any denial of his claim by the Compensation Committee. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Claimant or his representatives shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing.

     If the request for review by a Claimant concerns the interpretation and application of the provisions of this Excess Plan and Mutual's obligations, then the review shall be conducted by the entire Board of Directors. The Board shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review

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     decision in writing, all within sixty (60) days after receipt of a request for a review, provided that, in special circumstances (such as the necessity of holding a hearing) the Board may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the Board's review decision, together with specific reasons for the decision and reference to the pertinent provisions of this Excess Plan.

14. Legal Fees and Expenses. It is the intent of Mutual that Participants not be required to incur the expenses associated with the enforcement of rights under this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder. Accordingly, if Mutual has failed to comply with any of its obligations under this Plan or in the event that Mutual or any other person takes any action of declare this Plan void or unenforceable, or institutes any legal action designed to deny, or to recover, the benefits intended to be provided to Participant hereunder, Mutual irrevocably authorizes the Participant to retain counsel of his choice, at the expense of Mutual as hereafter provided, to represent Participant in connection with the initiation or defense of any legal action, whether by or against Mutual or any Director, officer, shareholder or other person affiliated with Mutual, in any jurisdiction. Mutual shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Participant as a result of Mutual's failure to perform its obligations under this Plan or any provision thereof or as a result of Mutual or any person contesting the validity or enforceability of this Plan or any provision thereof as aforesaid. All such fees and expenses shall be paid, or reimbursed to Participant if paid by Participant, on a regular, periodic basis upon presentation by Participant to Mutual of a statement or statements prepared by such counsel in accordance with its customary practices.














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


                      RESOLUTIONS OF THE BOARD OF DIRECTORS
                                       OF
                     MUTUAL SAVINGS BANK OF WISCONSIN, S.A.


     WHEREAS, Mutual Savings Bank of Wisconsin, S.A. ("Mutual") currently sponsors the Mutual Savings Bank of Wisconsin, S.A. Executive Excess Benefit Plan (the "Plan"); and

     WHEREAS, Mutual desires to amend the Plan to provide benefits to persons eligible under the Plan to replace benefits lost to such persons under Mutual's tax qualified pension plan as a result of the limitations imposed by Internal Revenue Code Section 401(a)(17) on compensation which may be taken into account under the tax qualified pension plan;

     NOW, THEREFORE, BE IT RESOLVED that the restated Mutual Savings Bank of Wisconsin, S.A. Executive Excess Benefit Plan (the "Plan") attached as Exhibit A is hereby authorized and approved.

     FURTHER RESOLVED, that the appropriate officers of Mutual are hereby authorized and directed to take any and all such actions as may be deemed necessary or desirable in order to implement the foregoing resolutions.